Timothy C. Moses, President
November 5, 1997
Page 8




                                      Via Fax (#770-921-3637) & Regular Mail

November 5, 1997

Timothy C. Moses, President
BioShield Technologies, Inc.
4405 International Blvd., Suite 8109
Norcross, GA  30093

Re:      Marketing and Distribution Letter

Dear Mr. Moses:

Congratulations on your successful debut on The `97 Quest For America's Best - QVC's 50 in 50 Tour. We are excited about the prospects for the continued success of the retail Duralast Molecular Bonding Protectant and for the success of all other retail consumer products produced and/or sold by you or your company, including, but not limited to, products under the "Duralast" and "BioShield" names (each a "Consumer Product" and collectively the "Consumer Products" or "Merchandise").

In addition to the terms of any consignment order issued to you or your company (collectively "you") by QVC, this Marketing and Distribution Letter ("Letter") shall apply to all future purchases of Consumer Products made by QVC, which shall be subject to the following terms and conditions:

1. (a) You grant to QVC the exclusive right (both itself and through any Affiliate) during the term of this Letter, to market, promote, build brand equity, distribute, offer for sale and/or sell (collectively "Promote" or "Promotion") all Consumer Products (including the non-exclusive right to use the names "BioShield" and "Duralast" and any other applicable trademarks, trade dress, copyrights, and any promotional, advertising or similar materials relating to the Consumer Products, during the term of this Letter subject to paragraph 4(b) below, in connection with such Promotions), via Direct Response Television, in all geographic areas where QVC or any Affiliate now televises its shopping programs, as listed on attached Schedule 1, and in all geographic areas where QVC or any Affiliate hereafter televises its shopping programs, provided you are not then selling Consumer Products via Direct Response Television in such applicable geographic area (collectively, the "Territory"). As used herein, "Direct Response Television" shall mean all electronic transmissions (including, but not limited to, television, radio and computer) through which a consumer is requested to respond by mail, telephone, computer, or other electronic means, to an individual or entity offering a product or service for sale; and "Affiliate" shall mean any person or entity that, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, QVC.

         (b) Notwithstanding the foregoing, you may continue to sell your products via the marine and recreation vehicle, other end-use manufacturers ("OEM"), industrial and institutional, and medical Internet Web sites within these categories.

2. Timothy C. Moses and Alan Lingo each grants to QVC the right, in the Territory, during the term of this Letter, to publish, broadcast, reproduce and otherwise use his endorsement, name, likeness, voice, performance, signature, picture, photograph and any footage of him for any lawful purpose in connection with the Promotion of the Consumer Products and/or QVC.

3. (a) The parties agree to work together in good faith to package and Promote the selected Consumer Products, and to build the brand names and equity "BioShield" and "Duralast". You shall have the right to introduce a minimum of six (6) new Consumer Products on QVC's televised shopping programming service during the Initial Term (as defined in paragraph 4(a) below), provided that (i) notwithstanding paragraph 1 of this Letter, the exclusive rights granted to QVC with respect to each new Consumer Product shall include Promotion via all means and media until such new Consumer Product has received a minimum of six (6) airings on QVC's televised shopping programming service, after which such exclusivity shall be limited to Direct Response Television as described in and pursuant to paragraph 1 of this Letter, and that (ii) each new Consumer Product is approved by QVC's Quality Assurance Department and supplied by you on a consignment basis. The timing, length and nature of the Promotion of each Consumer Product shall be within the sole discretion of QVC.

         (b) A copy of QVC's current consignment order terms and conditions is attached to this Letter, and such terms and conditions are incorporated herein by reference. The time of payment for each Consumer Product shall be as indicated on the applicable consignment order issued to you by QVC. Except as expressly set forth herein, QVC makes no representations regarding the number of times that Consumer Products will be featured on QVC or the amount of Consumer Products that will be ordered by QVC.

4. (a) The initial term ("Initial Term") of this Letter shall begin as of the date of signing by both parties and shall end one (1) year later, subject to the following: Upon the expiration of the Initial Term, or any renewal term, this Letter shall automatically, continually renew for additional one (1) year terms unless, (i) either party notifies the other party in writing, at least thirty
(30) days prior to the end of the Initial Term, or any renewal term, of its intent to terminate this Letter, and (ii) Net Purchases (as hereafter defined) of Consumer Products by QVC, during the Initial Term, or any renewal term, do not equal or exceed the Minimum Renewal Amount (as hereafter defined); provided, however, that in the event you are the party providing the 30 days' notice of termination, QVC shall have the right to cancel such termination by issuing a purchase order in an amount equal to the difference between Net Purchases and the Minimum Renewal Amount within such 30-day period, which is followed by payment in accordance with QVC's normal payment procedures. The "Minimum Renewal Amount" shall mean One Million Five Hundred Thousand Dollars ($1,500,000) with respect to the Initial Term, and one hundred and ten percent (110%) of the Minimum Renewal Amount during the immediately preceding term for each renewal term thereafter. As used herein, "Net Purchases" shall mean the aggregate sum total of all net cash proceeds received by you from consignment orders and purchase orders issued by QVC (orders less returns) for Consumer Products during the applicable term; however, the aggregate sum total of all net cash proceeds received by you from purchase orders and consignment orders issued by QVC for Consumer Products prior to the execution of this Letter shall be included in the calculation of the Minimum Renewal Amount for the Initial Term.

         (b) In the event of the expiration or termination of this Letter, QVC shall have the right for as long a period as is necessary, (i) to Promote, on a non-exclusive basis, its then existing inventories of Consumer Products as set forth in paragraphs 1 and 2 of this Letter, and (ii) to fulfill all orders from QVC's customers (on a non-exclusive basis, and at the same or comparable prices and terms) for as long as QVC's customers wish to order Consumer Products. Notwithstanding the foregoing, you shall have the right at any time following termination of this Letter, upon reasonable prior written notice to QVC, to take back any remaining consignment inventory (or convert such inventory to purchase order inventory), in which event any subsequent orders for Consumer Products by QVC's customers shall be satisfied pursuant to purchase orders issued by QVC (on prices and terms mutually agreed upon by the parties). This paragraph 4(b) shall survive the expiration or termination of this Letter.

5. (a) (i) If, upon the expiration of the Initial Term, this Letter renews for a second year pursuant to paragraph 4(a) above, you agree to pay QVC a royalty of five percent (5%) (the "Royalty") on all Net Sales per annum of retail consumer products produced and/or sold by you (or by any parent, subsidiary, affiliate or licensee of you), but expressly excluding any such products of subsidiaries or affiliates or other companies acquired by you or your subsidiaries and affiliates (provided such products are not distributed under the "Duralast" and "BioShield" names), via means or media other than QVC (but expressly excluding sales of industrial and institutional, environmental and medical products, and OEM commercial products) in all geographic areas where QVC or any Affiliate has Promoted any Consumer Products. As used herein, "Net Sales" shall mean the gross dollars received from sales of retail consumer products by you (or by any parent, subsidiary, affiliate or licensee of you), less returns and retail trade allowances (i.e., warehousing and distribution fees, promotional and advertising allowances, sales and broker commissions, license and sublicensing fees), and not including insurance, taxes, shipping and handling charges.

                  (ii) You further agree to pay QVC the Royalty on all Imputed Net Sales (as hereafter defined) per annum of retail consumer products produced by means of the technology used in the production of Consumer Products and sold (whether intact or incorporated into other products) by third parties under your "BioShield" or "Duralast" name (or any derivative of either name) via means or media other than QVC (but expressly excluding sales of industrial and institutional, environmental and medical products, and OEM commercial products) in all geographic areas where QVC or any Affiliate has Promoted any Consumer Products. As used herein, "Imputed Net Sales" shall mean the gross dollars you would have received from your sales of retail consumer products, less returns and allowances, and not including shipping and handling charges, had such products been sold by you.

                  (iii) Net Sales shall expressly exclude all sales of retail consumer products by you (or by any parent, subsidiary, affiliate or licensee of you) to any customer accounts opened prior to the execution of this Letter, which accounts are listed on attached Schedule 2.

         (b) Your Royalty payment obligation will commence and shall be calculated beginning as of the first day of the first renewal term (so long as the Minimum Renewal Amount has been satisfied) and will end upon the expiration of four (4) years from the termination of this Letter ("Royalty Term"); provided, however, that, with each renewal of the term of this Letter (commencing with the first renewal term), the Royalty Term shall be automatically extended for an additional one-half (1/2) year (to be added to the four years following termination of this Letter).

         (c) The Royalty shall be payable quarterly, in arrears, by no later than the sixtieth (60th) day following the last day of each quarter of each year. Each Royalty payment shall be accompanied by a true and correct accounting, certified by an officer of your company, setting forth separately all retail sales of retail consumer products via means or media other than QVC (but excluding pre-existing retail distribution) that occurred during the previous quarter and your calculations determining the amount of each such royalty payment. Royalty payments are to be made to QVC, Inc., and sent to the following address: QVC, Inc., Attn: Inventory Accounting, 1365 Enterprise Drive, West Chester, PA 19380. For the purpose of verifying such amounts, you grant to QVC (or its designee) the right, from time to time, with prior written notice and during regular business hours, to audit and inspect your books and records to the extent they apply to the Royalty.

         (d) Your obligations under this paragraph 5 shall survive the expiration or termination of this Letter for so long as a Royalty payment is due to QVC. QVC's right to audit under subparagraph (c) of this paragraph 5 shall survive six months after the final Royalty payment is made.

6. In the event Net Purchases of Consumer Products by QVC, during the Initial Term or any renewal term, equal or exceed Two Million Dollars ($2,000,000), with respect to each such term, as long as this Letter remains in effect, you agree to issue and sell to QVC, in consideration of entering into this Letter and at no additional cost, a non-transferable common stock purchase warrant (in a form mutually satisfactory to both parties) to purchase shares of common stock of your company in an aggregate amount equivalent in value to ten percent (10%) of Net Purchases in excess of Two Million Dollars ($2,000,000) during the applicable term, with each such warrant being issued promptly upon the commencement of each renewal term.

7. During the term of this Letter, you shall not Promote or endorse any Consumer Products via Direct Response Television, in the Territory. In the event that you wish to Promote any Consumer Products via Live Television Shopping Programs (as hereafter defined) in any geographic area outside the Territory (the "Non-Territory"), for the purpose of helping your company in such Promotion, (a) QVC agrees that you may (i) use the name "QVC" when Promoting Consumer Products via Live Television Shopping Programs in the Non-Territory, provided such use is limited to only verbal and truthful disclosures regarding the fact of the sale of such Consumer Products through QVC, the success of the sales of such Consumer Products through QVC, and the quantities of such Consumer Products sold through QVC, and (ii) use the selling techniques developed or acquired through your relationship with QVC in your Promotion of Consumer Products via Live Television Shopping Programs in the Non-Territory; and (b) you agree to pay QVC a royalty of 7-1/2% of the net purchase price (defined as invoice or sale price) paid by any third party for Consumer Products in connection with their Promotion via Live Television Shopping Programs in the Non-Territory. The royalties due to QVC for each calendar quarter will be paid within sixty (60) days after the end of the quarter. QVC and its accountants will have the right to audit your books and records to verify the accruing of the royalty payment at QVC's expense. As used herein, "Live Television Shopping Programs" shall mean all live or predominantly live televised shopping programs on which products and/or services are presented for sale. You acknowledge QVC's exclusive right, title and interest in and to the trademark and service mark "QVC" (as well as QVC's additional tradenames, trademarks, service marks, slogans, other intellectual property and titles).

8. This Letter supersedes all prior communications between the parties, whether oral or written, and constitutes the entire understanding of the parties concerning the subject matter hereof. This Letter may not be varied, modified, or waived unless in writing signed by the parties. This Letter and the rights and obligations hereunder are not assignable by you, and any such attempted assignment shall be null and void.

Please execute this Letter on the two lines indicated below, and promptly return a signed copy via fax and mail directly to Wei-Wei Chiu (# 610-701-1021) at QVC. Her phone number is (610) 701-8381.

                                    Very truly yours,


                                    G. Robert Ayd
                                    Vice President, Merchandising


Accepted & Agreed:

BIOSHIELD TECHNOLOGIES, INC.

By:____________________________       _______________________________________
      Timothy C. Moses, President     Alan Lingo (Guest), as to only Paras. 2,
                                      7 (first sentence) and 8

                                      -----------------------------------------
                                 Timothy C. Moses (Guest), as to only Paras. 2, 7 (first sentence) and 8



cc:      Doug Briggs
         Wei-Wei Chiu
         Judy Grishaver

# 9121  v.11

                                                  Schedule 1


Pursuant to Paragraph 1(a) of the foregoing letter agreement, the following are all geographic areas where QVC or any Affiliate now televises its shopping programs (as of October 30, 1997):

         United         States,         Europe,         Mexico,         Japan,
         and         the Caribbean

-------------------------------------------------------------------------------

                                                  Schedule 2


Pursuant to Paragraph 5(a)(iii) of the foregoing letter agreement, the following are all BioShield customer accounts opened prior to the execution of such agreement (as of November 5, 1997):

______In Georgia - Kroger, Winn Dixie, A&P, Cub Foods, Supervalue______________

______In New Orleans - Winn Dixie, A&P________________________________________
____In Florida - Winn Dixie (Jacksonville and Miami)__________________________

THIS CONSIGNMENT ORDER ("Order") IS EXPRESSLY CONDITIONED ON ACCEPTANCE OF THE TERMS AND CONDITIONS HEREOF. Oral or written notice of acceptance by Consignor, preparation to perform by Consignor and/or shipment of all or any part of the merchandise specified in this Order ("Merchandise") shall constitute acceptance by Consignor of the terms and conditions contained herein. BY ACCEPTANCE OF THIS ORDER, CONSIGNOR REPRESENTS AND AGREES AS FOLLOWS:

1. Consignor will ship to a warehouse designated by Consignee (the "Warehouse") the Merchandise on the terms specified herein. All Merchandise shall be held on consignment at the Warehouse at Consignor's risk. From time to time, Consignee may withdraw Merchandise from consigned stock at the Warehouse and take delivery thereof by packaging Merchandise for delivery to Consignee's identified customers. Upon each such withdrawal, title to the Merchandise so withdrawn shall pass to Consignee at the prices and on the terms and conditions herein.

2. Consignor hereby grants to Consignee the irrevocable right, by all means now or hereafter existing, to: (a) market, promote the sale of and sell the Merchandise; (b) use the trademarks, trade names, service marks, patents and copyrights (collectively the "Marks") registered, owned, licensed to or used by Consignor in connection with the Merchandise; (c) use, perform, play, synchronize and/or demonstrate, as applicable, the Merchandise, its contents, and/or any promotional, advertising or similar material supplied by Consignor for use in connection with such Merchandise ("Promotional Material"); and (d) use the names, photographs, likenesses, voices and/or biographies of any individuals performing in or otherwise associated with the production of the Merchandise as contained in the Merchandise, its contents and/or any Promotional Material. Consignee makes no representations with regard to the number of times, if any, that Merchandise will be marketed, promoted or sold by Consignee.

3. In addition to and without prejudice to any and all other warranties, express or implied by law, Consignor represents, warrants and covenants to Consignee that: (a) Consignor possesses all licenses, permits, rights, powers and consents required to enter into and perform this Order, to sell to Consignee the Merchandise referenced herein and to grant to Consignee the rights granted herein; (b) Consignor's performance hereunder does not violate any agreement, instrument, judgment, order or award of any court or arbitrator; (c) all
Merchandise furnished hereunder, including the production, sale, packaging, labeling, safety, testing, importation and transportation thereof, and all representations, advertising, prices, and allowances, discounts or other benefits made, offered or authorized by Consignor in connection therewith, shall at all times comply with all applicable federal, state, local, industry and foreign statutes, laws, rules, regulations, orders, standards and guidelines (collectively, "Laws"); (d) where applicable, reasonable and representative tests as prescribed by Laws or governmental authorities have been performed or will be performed before shipment from Consignor to the Warehouse; (e) all Merchandise furnished hereunder shall be new, first quality merchandise and conform to all representations by Consignor, instructions, specifications, and samples, shall be free from all defects (including latent defects) in workmanship, material and design, and shall not be reworked, rebuilt or refurbished merchandise; (f) all manufacturers' warranties are effective and enforceable by both Consignee and its customers; (g) all Marks which are part of or appear in connection with the Merchandise and/or Promotional Material, and/or any component thereof, are valid and genuine, and the sale, promotion of the sale and performance of the Merchandise and/or Promotional Material, and/or any component thereof, will not infringe upon any domestic or foreign Marks, rights of privacy or publicity and/or any other third party rights, or cause Consignee to be liable to Consignor or any third party for any additional fees, costs or expenses; (h) the title of Consignor to the Merchandise is good and free and clear of all encumbrances and liens, and its transfer hereunder rightful; (i) neither the Merchandise nor any component part thereof is subject to any import quota restriction, rule or regulation preventing or forbidding the importation, use, promotion for sale or sale of the Merchandise or any component part thereof, or any duty, tariff, or penalty in connection therewith, except as previously disclosed in writing by Consignor to Consignee; (j) the Merchandise and similar goods are not and have not been subject to product liability or infringement claims, except as disclosed on the face hereof; (k) Consignor shall maintain for the life of the Merchandise general liability insurance coverage on the Merchandise, including full product liability, infringement and advertising injury, in amounts no less than One Million Dollars per occurrence, unless otherwise specified on the face hereof, with carriers acceptable to Consignee, and which shall include broad form vendor's coverage in favor of Consignee, and Consignor will promptly provide Consignee with a certificate of insurance naming Consignee as an additional insured; and (l) the same or similar merchandise is not being and will not be offered to any other consignee or purchaser at a lesser cost or under more favorable terms than appear herein. Consignor agrees to provide Consignee with any and all documents requested or required by Consignee at any time and from time to time to support the representations, warranties and covenants herein contained.

4. Consignor hereby agrees to protect, defend, hold harmless and indemnify Consignee, its subsidiaries and affiliates, and each of their respective customers, programming and other distributors, employees, agents, officers, directors, successors and assigns, from and against any and all claims, actions, suits, costs, liabilities, damages and expenses (including, but not limited to, reasonable attorneys' fees) based upon or resulting from: (a) any alleged or actual infringement of any Marks, rights of publicity or privacy and/or any other third party rights arising from the sale, promotion of the sale and/or performance of the Merchandise, its contents and/or the Promotional Material;
(b) any alleged or actual defect in any of the Merchandise; (c) any alleged or actual injury or death to person or damage to property arising out of the furnishing, use or performance of the Merchandise; (d) breach by Consignor of any representations, warranties or covenants; and (e) any alleged or actual violation by Consignor and/or the Merchandise of any applicable Laws. In the event Consignee notifies Consignor in writing of a claim, demand, action, suit or other matter ("Claim") to which the foregoing indemnity applies, Consignor shall provide prompt assurance of its ability to so indemnify Consignee, to Consignee's reasonable satisfaction, and Consignor shall commence to defend such Claim, at its sole cost and expense, within five (5) days after receiving Consignee's written notice. If Consignor fails to provide such assurance or fails to commence such defense within such five (5)-day period, Consignee may, at its option, assume the defense or settlement of such Claim in its own name and all recoveries from such Claim shall belong to Consignee. In the latter event, which shall be in addition to any and all other rights Consignee may have at law or in equity, Consignee may elect counsel to represent it, and Consignor shall be solely responsible for the payment or reimbursement, at Consignee's option, of counsel fees and all other fees and costs incurred in defending such Claim, for any and all damages arising thereunder, and for any and all amounts paid by Consignee in settlement thereof.

5. Time is of the essence. Consignee reserves the right to cancel this Order or any part hereof, with no liability or obligation to Consignor, in the event: (a) Consignee is notified that any Merchandise or Mark infringes or is alleged to infringe upon any third party rights; (b) Consignor breaches or is anticipated to breach this Order; (c) Merchandise conforming to specifications will not be delivered or arrive at the Warehouse on the dates and in the quantities specified on the face hereof; (d) fire, flood, windstorm, earthquake, war, strike, or any other casualty or occurrence of a similar nature substantially and adversely affects Consignee's premises or business; or (e) any substantial change to Consignee's business (for whatever reason) occurs.

6. Merchandise shipped or delivered to the Warehouse prior to the first permitted ship or delivery date specified on the face hereof, may, at Consignee's option be returned to Consignor, at Consignor's risk and expense, and upon such return, shall be held by Consignor for Consignee until shipment or delivery on the specified date. Merchandise shipped or delivered to the Warehouse after the last permitted ship or delivery date specified on the face hereof may, at Consignee's option, be returned to Consignor, at Consignor's risk and expense, and upon such return, Consignee may cancel this Order, in whole or in part, without liability or the Merchandise may be held by Consignee on consignment hereunder. Unless otherwise stated on the face hereof, Consignor shall ship the Merchandise in one shipment. In the event of shipment or receipt of an unauthorized quantity, Consignee may, at its option, either reject or accept the entire shipment unless partial shipments are authorized on the face hereof. Additional freight charges resulting from partial shipments shall be borne by Consignor. Partial shipments shall not cause Consignor's obligations to become severable. Unless otherwise stated on the face hereof, Consignor shall pay or reimburse Consignee, at the direction of Consignee, for all freight, packing and insurance incident to the shipment of the Merchandise, including, but not limited to, loading and unloading charges, mileage charges, taxes, tolls and other fees. Consignor agrees to follow Consignee's instructions with respect to shipment, routing and packaging. Consignor's failure to comply with the terms and conditions set forth in this Section or in Consignee's shipping regulations (including chargeback program) ("Regulations") or in any applicable standards provided by Consignee to Consignor ("Standards"), in effect as of the date of this Order, and which are incorporated herein by reference, may, at Consignee's option, result in the imposition of charges as set forth in such documents. Any such charges assessed may be deducted from any amounts due or which may become due to Consignor. Copies of the Regulations and the Standards are available to Consignor upon written request to Consignee.

7. Merchandise furnished hereunder which is not in compliance with this Order, the Regulations or the Standards, which is returned by any of Consignee's customers for any reason, which fails to meet Consignee's quality control tests, which fails to meet Consignee's carrier's quality, drop or other tests, or which is or may be used in conjunction with merchandise furnished and rejected (or acceptance thereof revoked) under this Order or another order, may be rejected (or acceptance thereof by Consignee revoked) at Consignee's option and returned to Consignor. All expense of unpacking, examining, repacking, storing, returning and reshipping any Merchandise rejected (or acceptance of which has been revoked) as aforesaid shall be at Consignor's expense and risk. With respect to such returned Merchandise, Consignee shall, at its option, receive a credit or refund of all amounts paid by Consignee for such Merchandise, including, without limitation, in-bound freight charges (notwithstanding contrary Freight Terms, if any, set forth on the face hereof). In the event that Consignee shall opt to receive a refund, Consignor shall pay Consignee in immediately available funds within fifteen (15) days of Consignee's request. In the event that Consignee shall opt to receive a credit, Consignee may apply such a credit toward any amounts due or which may become due to Consignor. Upon receipt by Consignee of returns from its customers, title and risk of loss to such returned Merchandise shall immediately revert to Consignor. Consignor agrees that Merchandise rejected or returned for any reason pursuant to the terms of this Order, whether or not such rejection is disputed by Consignor, will not be resold or otherwise distributed by Consignor unless all labels and other characteristics identifying Consignee and/or displaying any trade name or trademark of Consignee have been first removed. Authorization is granted to Consignee to return Merchandise without additional authorization, and Consignor hereby agrees to accept such returns even without Consignee's request for return authorization labels. Merchandise returned or rejected by Consignee is not to be replaced by Consignor without the prior written approval of Consignee. Consignor acknowledges that the Consignee does not inspect each item at receipt of Merchandise and that defects, imperfections or nonconformity with any representations, warranties or covenants set forth herein may not be discovered by Consignee until Merchandise shall have been purchased by its customers and returned to Consignee. Consignee's inspection, discovery of a breach of warranty, failure to make an inspection or failure to discover a breach of warranty shall not constitute a waiver of any of Consignee's rights or remedies whatsoever.

8. Consignee may, at any time, elect to return to Consignor all or any portion of the Merchandise held on consignment hereunder. Consignee shall give notice to Consignor of Consignee's election to make such return, and Consignee shall, without the requirement of any return authorization, return such Merchandise or portion thereof to Consignor at Consignee's expense and Consignor shall accept such Merchandise.

9. Consignor shall not assign this Order, or any part hereof, without the prior written consent of Consignee, and any such attempted assignment shall be void at the election of Consignee. All claims for money due or to become due from Consignee shall be subject to deduction by Consignee for any set-off or counterclaim arising out of this Order or any other of Consignee's orders or agreements with Consignor, whether such set-off or counterclaim arose before or after any assignment by Consignor.

10. Until date of purchase by Consignee, Consignor shall meet its lower prices and the lower prices of legitimate competition, or accept cancellation at Consignee's option. Consignee, in its sole discretion, shall determine the price at which Merchandise shall be offered for sale to its customers and shall retain all handling and shipping charges collected from its customers.

11. Prior to the thirtieth (30th) day of each month, Consignee shall remit payment to Consignor for Merchandise sold and shipped by Consignee to its customers during the previous month, less the Reserve (as defined below), and adjusted for any credits, debits, customer returns, refunds, and allowances. If a percentage greater than zero is indicated in the "Payment Reserve" designation on the face hereof, then Consignee will withhold an amount equal to such percentage of the gross monthly sales (the "Reserve") from each such monthly payment to Consignor. The amount so withheld shall be applied toward actual Consignee customer returns occurring during the succeeding calendar month. In the event that actual returns during such period exceed the Reserve deducted in the prior month, such excess amount shall, at Consignee's option, be immediately debited against Consignor's account with Consignee or paid by Consignor to Consignee within fifteen (15) days of receipt of Consignee's request for such payment. In the event that actual returns during such period are less than the Reserve deducted in the prior month for such returns, the balance of the Reserve remaining at the conclusion of such period shall, at Consignee's option, be credited to Consignor's account or paid to Consignor. Neither the arrival of the Merchandise at the Warehouse, nor payment hereunder, shall constitute acceptance of Merchandise, and such arrival or payment is without prejudice to any and all claims of Consignee against Consignor.

12. At Consignee's request, Consignor agrees to meet with Consignee or its agents at a location determined by Consignee to reconcile Consignor and Consignee records regarding Merchandise. In the event that Consignor fails for any reason to attend such meeting, or in the event that Consignee shall not request that a meeting be held, Consignee shall submit its reconciliation report to Consignor. Any discrepancy must be reconciled within thirty (30) days from the date of the reconciliation meeting or within thirty (30) days from the date of Consignor's receipt of Consignee's reconciliation report (whichever shall apply) and a reconciliation statement must be signed within such thirty (30) day period. Should the parties fail to sign a reconciliation statement within such period of time, Consignee's records shall be binding on the parties.

13. For purposes of this Order, "Confidential Information" means any agreement between Consignee and Consignor, all information in whatever form transmitted relating to the past, present or future business affairs, including without limitation, the sale of Merchandise, customer lists and other customer information, research, development, operations, security, broadcasting, merchandising, marketing, distribution, financial, programming and data processing information of Consignee or another party whose information Consignee has in its possession under obligations of confidentiality, which is disclosed by Consignee, its subsidiaries, affiliates, employees, agents, officers or directors to Consignor or which is produced or developed during the working relationship between the parties. Confidential Information shall not include any information of Consignee that is lawfully required to be disclosed by Consignor to any governmental agency or is otherwise required to be disclosed by law, provided that before making such disclosure Consignor shall give Consignee an adequate opportunity to interpose an objection or take action to assure confidential handling of such information. Consignor shall not disclose any Confidential Information to any person or entity except employees of Consignor as required in the performance of their employment-related duties in connection with this Order, nor will Consignor use the Confidential Information for any purpose other than those purposes expressly contemplated herein. Consignor shall not use any information obtained from Consignee's customers (e.g., through warranty cards or otherwise) to offer for sale to such customers any goods or services. Consignor shall not include with any Merchandise, any information that would enable Consignee's customers to acquire, either directly or indirectly, any additional merchandise from persons other than Consignee, without first obtaining Consignee's written consent. In the event of a breach or threatened breach of this Section by Consignor, Consignee shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief, including, but not limited to, temporary restraining orders, which remedy shall be cumulative and in addition to any other rights and remedies to which Consignee may be entitled. Consignor agrees that the Confidential
Information referred to in this Section is valuable and unique and that disclosure or use thereof in breach of this Section will result in immediate irreparable injury to Consignee. Consignor shall inform those persons or entities having access or exposure to Confidential Information hereunder, of Consignor's obligations under this Section.

14. This Order shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts to be performed wholly therein, regardless of place of acceptance. Consignor and Consignee expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods, if applicable. Consignor hereby consents to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania for the County of Chester and the federal courts for the Eastern District of Pennsylvania in all matters arising hereunder. Consignor hereby irrevocably agrees to service of process by certified mail, return receipt requested, to its address as set forth on the face of this Order or to such other address as Consignor may deliver to Consignee in writing.

15. Consignor shall include the value of all consigned stock in any tax return of personal property required to be filed with the local taxing authority and Consignor shall pay the taxes applicable thereto.

16. No waiver by Consignee of any term, provision or condition hereof shall be deemed to constitute a waiver of any other term, provision or condition of this Order, or a waiver of the same or of any other term, provision or condition with regard to subsequent transactions or subsequent parts of the same transaction, including without limitation, subsequent shipments under this Order.

17. If any provision contained in this Order shall be determined to be unenforceable or prohibited by law, then such provision shall be void, and the remaining provisions herein shall not in any way be affected or impaired thereby.

18. Consignor shall not issue any publicity or press release regarding Consignee or Consignee's activities hereunder without first obtaining Consignee's prior written approval and consent to such release.

19. This Order and any other written warranties and specifications, the Regulations and Standards, and the terms, conditions and agreements herein and therein, constitute the full understanding of the parties hereto and a complete and exclusive statement of the terms of the parties' agreement concerning the Merchandise furnished hereunder.

20. No condition, understanding or agreement purporting to modify or vary the terms of this Order shall be binding unless hereafter made in writing and duly executed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of this Order or of invoices, shipping documents or other documents containing terms or conditions at variance with or in addition to those set forth herein.

21. Notwithstanding any legal presumption to the contrary, the covenants, conditions, representations, indemnities and warranties contained in this Order, including, but not limited to Sections 3, 4, 7 and 13 hereof, shall survive inspection, delivery, acceptance and payment, shall be binding upon Consignor and its successors and permitted assigns, and shall run in favor of Consignee and its successors and assigns.